UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	May 14, 2010

NATIONAL PATENT DEVELOPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50587	13-4005439
(Commission File Number)	(IRS Employer Identification No.)

903 Murray Road, PO Box 1960, East Hanover, NJ	07936
(Address of Principal Executive Offices)	(Zip Code)

(973) 428-4600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On May 14, 2010, National Patent Development Corporation (the “Company”) and The Merit Group, Inc. (“Merit” and, together with the Company, the “Parties”) entered into a Settlement Agreement and Mutual Release dated May 14, 2010 (the “Settlement Agreement”).

Background

On January 15, 2010 (the “Closing Date”), the Company completed the sale (the “Sale”) to Merit of all of the issued and outstanding stock (the “Stock”) of its then wholly-owned subsidiary Five Star Products, Inc. (“Five Star Products”), the holding company and sole stockholder of Five Star Group, Inc. (“Five Star Group”) for cash pursuant to the terms and subject to the conditions of the Stock Purchase Agreement between the Company and Merit, dated as of November 24, 2009 (the “Stock Purchase Agreement”).

The Stock Purchase Agreement provided for an aggregate purchase price (the “Purchase Price”) for the Stock of $33,124,000, subject to certain adjustments to reflect (i) (A) changes in the outstanding balance of Five Star’s revolving indebtedness under its loan agreement with Bank of America (the “Revolving Indebtedness”) from the amount outstanding at March 31, 2009 compared to the amount outstanding on the Closing Date (the “Cash Flow Adjustment”), and (B) increases dollar for dollar if Five Star had positive net results, as defined, from March 31, 2009 to the Closing Date, or decreases if it had negative net results, as defined, during such period (the “Net Results Calculation”), and (ii) a potential downward adjustment based on the value of certain designated inventory held by Five Star, less the value received for such inventory after the Closing Date (the “Inventory Adjustment”), to the extent such Inventory Adjustment post-closing exceeds $400,000 but is equal to or less than $1,000,000.

At the Closing Date, the Parties entered into an Escrow Agreement with JPMorgan Chase Bank, National Association, as escrow agent (the “Escrow Agent”), whereby $900,000 of the Purchase Price was placed in escrow as follows: (i) $300,000 was deposited with the Escrow Agent to provide for indemnity payments which the Company may be required to pay to Merit as described in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010 (the “Indemnity Escrow Deposit”), and (ii) $600,000 was deposited with the Escrow Agent to provide for payment of the Inventory Adjustment (the “Inventory Escrow Deposit”).

In February, 2010, the Company notified Merit that the Purchase Price should be increased by approximately $188,000 based on the Company’s calculation of the Net Results Adjustment.  On March 1, 2010, Merit notified the Company that based on its calculation of the Net Results Adjustment, the Purchase Price should be reduced by approximately $3,400,000. The Company did not agree with Merit’s calculation.

The Settlement Agreement

Pursuant to the Settlement Agreement, the Parties mutually released and discharged each other (the “Releases”) from and against any and all claims or potential claims and/or causes of action in connection with the Stock Purchase Agreement and the Sale including, but not limited to, any and all such claims and/or causes of actions relating to the Cash Flow Adjustment, the Net Results Calculation, the Inventory Adjustment or the Inventory Escrow Deposit, but excluding the obligations of, and agreements by and among, the Company, Merit, Five Star Products, Five Star Group, or any of them, identified as exclusions on Schedule A to the Settlement Agreement, which were not released or otherwise affected or limited pursuant to the Settlement Agreement and will remain in full force and effect until such time as they terminate in accordance with their respective terms or are earlier terminated upon agreement by the parties.

In consideration of the Releases, the Parties agreed that the Purchase Price would be reduced by an aggregate of $1,050,000, which reduction was effected as follows: (i) the Inventory Escrow Deposit was released to Merit by the Escrow Agent, and (ii) the Company paid to Merit, by wire transfer, the amount of $450,000.  To effect the release of the Inventory Escrow Deposit, on May 14, 2010, the Parties mutually executed and delivered joint written instructions to the Escrow Agent instructing the Escrow Agent to promptly disburse the Inventory Escrow Deposit  as follows: (a) $600,000 to Merit, and (b) all interest and earnings attributable to the Inventory Escrow Deposit to the Company.

The Indemnity Escrow Deposit continues to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

The foregoing description does not purport to be complete and is subject to and qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01.              Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Title
10.1	Settlement Agreement and Mutual Release, dated May 14, 2010, between the Registrant and The Merit Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL PATENT DEVELOPMENT CORPORATION

Date: May 17, 2010	By:	/s/ IRA J. SOBOTKO
Name: Ira J. Sobotko
Title: Vice President & Chief Financial Officer